Exhibit (23)(b)


                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of La-Z-Boy Chair Company of our report dated June 2, 1994, which appears on page 17 of the 1994 Annual Report to Shareholders of La-Z-Boy Chair Company, which is incorporated by reference in its Annual Report on Form 10-K for the year ended April 30, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page S-2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP
Toledo, Ohio
February 3, 1995